Exhibit (d)(4)

December 17, 2004

Mr. Richard D. Helppie, Jr.
Chief Executive Officer
Superior Consultant Holdings Corporation
5225 Auto Club Drive
Dearborn, Michigan 48126

Mr. John Rexford
Executive Vice President
Affiliated Computer Services, Inc.
2828 N. Haskell Ave.
Dallas, Texas 75004

RE:	Warrant Agreement, dated as of June 9, 2003 between Superior Consultant Holdings Corporation and the Warrantholder parties thereto (the “Warrant Agreement”)

Dear Messrs. Helppie and Rexford:

     Superior Consultant Holdings Corporation, a Delaware corporation (“Company”) has advised us that its board of directors has approved an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) to be entered into by and among Company, Affiliated Computer Services, Inc., a Delaware Corporation (“Parent”), and ACS Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), pursuant to which (i) Acquisition Sub will commence a cash tender offer (as such tender offer may hereafter be amended from time to time in accordance with the Merger Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock in exchange for $8.50 per share in cash (the “Per Share Amount”) in accordance with and subject to the terms and conditions of the Merger Agreement and the Offer; and (ii) following consummation of the Offer, Acquisition Sub will be merged with and into the Company (the “Merger”). A condition to Parent and Acquisition Sub entering into the Merger Agreement is our execution of this letter (i) agreeing to not exercise our Warrants (as hereinafter defined) prior to the effective time of the Merger (the “Effective Time”) and (ii) amending the Warrant Agreement to provide that at the Effective Time the Warrants will be canceled and converted into the right to receive a cash payment of (x) the difference between the Per Share Amount and the current per share exercise price, $3.046, under the Warrants multiplied by (y) the number of shares of Common Stock for which such Warrants would have been exercisable immediately prior to the Effective Time under the terms of the Warrant Agreement. Under Section 5.03 of the Warrant Agreement, as holders of the majority of the outstanding Warrants, we may amend the Warrant Agreement by executing a written consent.

     As a holder of a majority of the outstanding Warrants, we acknowledge and agree that we will receive substantial and material benefits from Company, Parent, and Acquisition Sub entering into the Merger Agreement and the transactions contemplated thereby. In order to induce Company, Parent and Acquisition Sub to enter into the Merger Agreement, we represent, agree and consent as follows:

     1. Defined Terms. Unless the context clearly indicates otherwise, capitalized terms used herein and not otherwise defined, have the meaning ascribed to them in the Warrant Agreement. As used herein, “we” and “our” shall refer, collectively, to Camden Partners Strategic Fund II-B, L.P. and Camden Partners Strategic Fund II-B, L.P.

     2. Ownership of Warrants; No Breach by the Company. We own, and have good, valid and marketable title to the number of Warrants set forth on Schedule A opposite our name, free and clear of any and all liens, pledges, restrictions, encumbrances, other than any encumbrances created by this letter agreement, the Warrant Agreement and any restrictions on transfers imposed under any applicable state or federal securities laws. To our knowledge, the Company is not in breach of or in default (or would be in breach or default upon the giving of notice or passage of time) under any provision of the Warrant Agreement, Securities Purchase Agreement, the Debentures or the Investor Rights Agreement.

     3. No Exercise of Warrants; No Transfer of Warrants. Prior to the Effective Time, we agree that, we shall not exercise any Warrant. We also agree that prior to the Effective Time, we shall not, directly or indirectly, sell, transfer, tender, pledge, assign, hypothecate or otherwise dispose, of any of the Warrants (or agree or consent to, or offer to do, any of the foregoing).

     4. Amendment to Warrant Agreement for Net Cash Payment. We hereby consent to and agree that effective on and as of the date hereof, Section 4.05 of the Warrant Agreement shall be, and hereby is, amended and modified to include the following sentence at the end to such section:

“Notwithstanding the foregoing, as of the effective time (the “Effective Time”) of the merger contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Affiliated Computer Services, Inc., a Delaware corporation (“Parent”), ACS Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company, the Warrants shall be canceled and each Warrant will automatically be converted into the right to receive from the Company an amount equal to the product of (i) the “Per Share Amount” (as defined in the Merger Agreement) over the Exercise Price multiplied by (ii) the number of shares of Common Stock into which the Warrant would have been exercisable immediately prior to the Effective Time under the terms of this Agreement (the “Cash Amount”), in full and final settlement of the cancellation of Warrants. The Company’s obligation to pay the Cash Amount to each Warrantholder is subject to (a) verification that the purported ownership and terms of the applicable Warrant is in accordance with the Company’s records and (b) delivery by the Warrantholder to the Company of (x) the Warrant Certificates representing the Warrants and (y) a duly executed written instrument (the “Letter of Transmittal”) in a form reasonably acceptable to Parent setting forth: (i) for each Warrant, the aggregate number of shares of Common Stock covered thereby, the issue date and the exercise price, (ii) a representation by the Warrantholder that it is the owner of all Warrants described in the Letter of Transmittal, and (iii) a confirmation by the Warrantholders that upon payment of the Cash Amount that all obligations of the Company to it with respect to the Warrants shall have been fully satisfied.”

     Further, we agree that we will not consent to any amendment to the Warrant Agreement without Parent’s prior written consent.

     5. Repayment of Indebtedness. By Company’s, Parent’s and Acquisition Sub’s acknowledgement below, Company, Parent and Acquisition Sub acknowledge Company’s obligation to repay all of the Indebtedness as defined in that Securities Purchase Agreement dated as of June 9, 2003 (as amended) immediately upon a Change of Control (as defined in the Debentures issued pursuant to such Securities Purchase Agreement and as provided therein). Notwithstanding anything to the contrary contained herein, our obligations under this letter agreement are expressly conditioned upon the timely repayment of all of the Indebtedness upon a Change of Control (as defined in the Debentures issued pursuant to such Securities Purchase Agreement and as provided therein).

     6. Termination. Our obligations and covenants hereunder, including without limitation, the amendment of the Warrant Agreement under paragraph 4 of this letter agreement, shall automatically terminate upon the termination of the Merger Agreement pursuant to its terms or the failure to repay all of the Indebtedness as set forth in paragraph 5 above. Further, in the event the Merger Agreement is amended to decrease the Per Share Amount in the Offer without our prior consent, we may terminate our obligations and covenants under paragraph 3 hereof by providing written notice to Parent at the address provided in the notice provision of the Merger Agreement. The termination of this letter agreement shall not relieve us from any liability for any breach by us prior to such termination of any representation, warranty, covenant or agreement contained herein.

     7. Reliance. We hereby acknowledge that Parent and Acquisition Sub are relying on our representations, agreements, covenants and the consents contained herein in entering into the Merger Agreement and the transactions contemplated thereby. We also acknowledge and agree that Parent and Acquisition Sub are intended third party beneficiaries of our representations, agreements, covenants and the consent contained herein and that this letter agreement may not be amended or modified without our prior written consent and the prior written consent of Parent. We are relying on your acknowledgements of paragraph 6 in order to execute this letter agreement.

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Sincerely, WARRANTHOLDERS: CAMDEN PARTNERS STRATEGIC FUND II-A, L.P.
By:	Camden Partners Strategic II, LLC, its General Partner

By:	/s/ David L. Warnock
	Name:	David L. Warnock
	Title:	General Partner

CAMDEN PARTNERS STRATEGIC FUND II-B, L.P.
By:	Camden Partners Strategic II, LLC, its General Partner

By:	/s/ David L. Warnock
	Name:	David L. Warnock
	Title:	General Partner

Acknowledged:

Affiliated Computer Services, Inc.

By:	/s/ John H. Rexford
	Name:	John H. Rexford
	Title:	Executive Vice President

ACS Merger Corp.
By:	/s/ John H. Rexford
	Name:	John H. Rexford
	Title:	Vice President

Superior Consultant Holdings Corporation hereby acknowledges and consents to the Amendment to the Warrant Agreement and this letter agreement:

Superior Consultant Holdings Corporation

By:	/s/ Richard D. Helppie, Jr.
	Name:	Richard D. Helppie, Jr.

	Title:	Chief Executive Officer

Schedule A

		Number of Warrants/Shares into which
Name	Warrant Cert. No.	Warrants are Currently Exercisable
Camden Partners Strategic Fund II-A, L.P.	#2 and #5		761,808
Camden Partners Strategic Fund II-B, L.P.	#3 and #4		45,192

		Total:	807,000

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